FOR IMMEDIATE RELEASE	NEWS
November 7, 2013	NYSE: NGS
Exhibit 99

 NGS Reports Double-Digit Percentage Increase in Revenue and Net Income Year-over-Year
Third Quarter 2013 Earnings of 27 cents per Diluted Share

 MIDLAND, Texas November 7, 2013 - Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas industry, announces its financial results for the three and nine months ended September 30, 2013.

Revenue: Total revenue was $21.9 million, an increase from $19.3 million, or 13%, for the three months ended September 30, 2013, compared to the same period ended September 30, 2012. This increase is primarily due to an increase in rentals to $17.8 million for the period ended September 30, 2013 compared to $14.1 million for the same three month period in 2012. Rental revenues increased 26% in the same year-over-year period and 7% sequentially. Total revenues increased 8% between the second quarter of 2013 and this current period with two-thirds of this attributable to rental income.

Gross Margins: Total gross margin increased 17% from $10.2 million for the three months ended September 30, 2012 to $11.9 million for the same period ended September 30, 2013. Sequentially, gross margin decreased 4% from $12.3 million to $11.9 million. Overall gross margin percentage was 54% for the three months ended September 30, 2013, compared to 53% for the same period ended September 30, 2012. This increase is due to a larger portion of our business being generated from the higher margin rentals business.

Operating Income: Operating income for the three months ended September 30, 2013 was $5.1 million, up 20% from the comparative prior year's level of $4.2 million. This increase was primarily driven by a shift in our product mix towards rentals. Sequentially, operating income decreased $756 thousand to $5.1 million for the three months ended September 30, 2013 from $5.8 million. This decrease was primarily caused by a quarter to quarter shift to the relatively lower margin sales business from rentals, but was also impacted by a slight increase in SG&A expenses and higher depreciation expense due to rental fleet additions.

Net Income:  Net income for the three months ended September 30, 2013 increased 30% to $3.4 million, when compared to net income of $2.6 million for the same period in 2012.  Net income margins for the three months ended September 30, 2013 increased to 16% from 14% for the three months ended September 30, 2012. This increase was primarily because of the higher predominance of compressor rentals in this period, and a slightly lower effective tax rate. Net income decreased $450 thousand in sequential quarters from $3.8 million to $3.4 million for the same reasons as noted with operating income.

Earnings per share:  Comparing the third quarter of 2013 versus 2012, earnings per diluted share improved to 27 cents from 21 cents, or 29%.  Diluted earnings per share decreased 13% per share, to 27 cents from 31 cents, between sequential quarters.

EBITDA:  EBITDA increased 21% to $9.9 million or 45% of revenue for the three months ended September 30, 2013 versus $8.2 million or 42% of revenue for the same three months ended September 30, 2012. Please see discussion of Non-GAAP Financial Measures, below.

Cash flow: At September 30, 2013, cash and cash equivalents were approximately $27.7 million; working capital was $52.7 million with a total debt level of $747 thousand, all of which was classified as non-current. Positive net cash flow from operating activities was approximately $28.4 million during the first nine months of 2013 compared to $31.5 million for the same period in 2012. The changes in operating cash flow relate to the cash contribution from net income and normal changes in our working capital accounts.

Commenting on third quarter 2013 results, Stephen C. Taylor, President and CEO, said:
"NGS performed well this quarter led by significant growth and progress in our core rental gas compression business. Revenues grew at a high rate with year-over-year revenue gains of 26% along with 7% revenue growth on a quarterly basis. We continue to anticipate further gains in this part of our business and as a result have ramped up our fabrication throughput by approximately 20% this year when compared to 2012. Our compressor sales business rebounded from last quarter’s revenue levels and is on pace with the rate of growth we have forecast. After last quarter’s exceptionally high levels, rental and sales margins returned to their typical range and we anticipate them continuing at that pace which, by the way, are industry leading margins. At this point, our customers are estimating additional growth in 2014 and we are confident we will be able to remain a significant supplier of their wellhead compression needs.”

Selected data: The table below shows revenues, percentage of total revenues, gross margin, exclusive of depreciation, and gross margin percentage of each business segment for the three months ended September 30, 2013 and 2012.  Gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenue				Gross Margin, Exclusive of Depreciation(1)
	Three months ended September 30,				Three months ended September 30,
	2013		2012		2013		2012
	(dollars in thousands)
Sales	$3,893	18%	$4,935	26%	$1,439	12%	$1,809	18%
Rental	17,805	81%	14,120	73%	10,356	87%	8,224	81%
Service & Maintenance	167	1%	235	1%	87	1%	147	1%
Total	$21,865		$19,290		$11,882		$10,180

(1) For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures” below.

Non GAAP Financial Measures: “EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization.  EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs.  Therefore, EBITDA gives the investor information as to the cash generated from the operations of a business.  However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered a substitute for other financial measures of performance.  EBITDA as calculated by NGS may not be comparable to EBITDA as calculated and reported by other companies. The most comparable GAAP measure to EBITDA is net income. The reconciliation of net income to EBITDA and gross margin is as follows:

	Three months ended September 30,		Nine months ended September 30,
	(dollars in thousands)		(dollars in thousands)
	2013	2012	2013	2012
Net income	$3,394	$2,606	$11,233	$9,114
Interest expense	3	8	45	13
Provision for income taxes	1,816	1,591	6,185	5,627
Depreciation and amortization	4,652	3,980	13,326	11,564
EBITDA	9,865	8,185	30,789	26,318
Other operating expenses	2,142	1,958	6,023	6,116
Other (income) expense	(125)	37	(393)	(62)
Gross margin	$11,882	$10,180	$36,419	$32,372

"Gross margin" is defined as total revenue less cost of sales (excluding depreciation and amortization expense).  Gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components.  Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities.  Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding the company's performance.  As an indicator of operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP.  Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Thursday, November 7, 2013 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 800-624-7038, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three months and nine months ended September 30, 2013.

About Natural Gas Services Group, Inc. (NGS):
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas industry, i.e., coal bed methane, gas shale and tight gas. The Company manufactures, fabricates, rents and maintains natural gas compressors that enhance the production of natural gas wells. The Company also designs and sells custom fabricated natural gas compressors to particular customer specifications and sells flare systems for gas plant and production facilities. NGS is headquartered in Midland, Texas with manufacturing facilities located in Tulsa, Oklahoma, Lewiston, Michigan and Midland, Texas and service facilities located in major gas producing basins in the U.S.

For More Information, Contact:	Lindsay Naylor, Investor Relations
(432) 262-2700 Lindsay.naylor@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	September 30,	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$27,727	$28,086
Trade accounts receivable, net of allowance for doubtful accounts of $401 and $437, respectively	5,377	6,691
Inventory, net	27,545	26,509
Prepaid income taxes	2,271	275
Prepaid expenses and other	416	475
Total current assets	63,336	62,036
Rental equipment, net of accumulated depreciation of $82,259 and $70,266, respectively	167,247	151,015
Property and equipment, net of accumulated depreciation of $9,250 and $8,441 respectively	7,190	7,475
Goodwill	10,039	10,039
Intangibles, net of accumulated amortization of $2,159 and $2,060, respectively	2,059	2,157
Other assets	29	29
Total assets	$249,900	$232,751
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,599	$3,420
Accrued liabilities	6,903	5,817
Current income tax liability	931	522
Deferred income	1,203	2,027
Total current liabilities	10,636	11,786
Line of credit, non-current portion	747	897
Deferred income tax liability	49,477	43,741
Other long-term liabilities	206	502
Total liabilities	61,066	56,926
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 12,352 and 12,241 shares issued and outstanding, respectively	123	122
Additional paid-in capital	90,598	88,823
Retained earnings	98,113	86,880
Total stockholders' equity	188,834	175,825
Total liabilities and stockholders' equity	$249,900	$232,751

NATURAL GAS SERVICES GROUP, INC. CONDENSED INCOME STATEMENTS (in thousands, except earnings per share) (unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenue:
Sales, net	$3,893	$4,935	$15,057	$28,015
Rental income	17,805	14,120	50,533	41,529
Service and maintenance income	167	235	516	630
Total revenue	21,865	19,290	66,106	70,174
Operating costs and expenses:
Cost of sales, exclusive of depreciation stated separately below	2,454	3,126	8,935	20,244
Cost of rentals, exclusive of depreciation stated separately below	7,449	5,896	20,519	17,279
Cost of service and maintenance, exclusive of depreciation stated separately below	80	88	233	279
Selling, general, and administrative expense	2,142	1,958	6,023	6,116
Depreciation and amortization	4,652	3,980	13,326	11,564
Total operating costs and expenses	16,777	15,048	49,036	55,482
Operating income	5,088	4,242	17,070	14,692
Other income (expense):
Interest expense	(3)	(8)	(45)	(13)
Other income (expense)	125	(37)	393	62
Total other income (expense), net	122	(45)	348	49
Income before provision for income taxes	5,210	4,197	17,418	14,741
Provision for income taxes	1,816	1,591	6,185	5,627
Net income	$3,394	$2,606	$11,233	$9,114
Earnings per share:
Basic	$0.28	$0.21	$0.91	$0.75
Diluted	$0.27	$0.21	$0.90	$0.74
Weighted average shares outstanding:
Basic	12,339	12,230	12,313	12,214
Diluted	12,600	12,331	12,504	12,312

NATURAL GAS SERVICES GROUP, INC. CONDENSED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	Nine months ended
	September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,233	$9,114
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,326	11,564
Deferred income taxes	5,736	5,627
Stock based compensation	1,134	1,058
Gain on extinguishment of liability	(223)	—
Changes in current assets and liabilities:
Trade accounts receivables, net	1,314	1,948
Inventory, net	(1,036)	312
Prepaid expenses	(1,937)	(178)
Accounts payable and accrued liabilities	(735)	3,460
Current income tax liability	409	—
Deferred income	(824)	(1,359)
NET CASH PROVIDED BY OPERATING ACTIVITIES	28,397	31,546
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(29,175)	(17,074)
NET CASH USED IN INVESTING ACTIVITIES	(29,175)	(17,074)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from other long-term liabilities, net	(73)	(16)
Repayments of line of credit	(150)	(90)
Proceeds from exercise of stock options	642	168
NET CASH PROVIDED BY FINANCING ACTIVITIES	419	62
NET CHANGE IN CASH AND CASH EQUIVALENTS	(359)	14,534
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	28,086	16,390
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$27,727	$30,924
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$45	$13
Income taxes paid	$2,036	$—
NON-CASH TRANSACTIONS
Transfer of rental equipment to inventory	$207	$8,690